EXHIBIT 2.02

                               ARTICLES OF MERGER

                                     BETWEEN

                            CERTRON ACQUISITION CORP.

                                       AND

                                  CYBRDI, INC.



         THESE ARTICLES OF MERGER are entered into this 2nd day of February, 2005 by and between Certron Acquisition Corp., a Maryland corporation, and Cybrdi, Inc., a Maryland corporation.

THIS IS TO CERTIFY:

         FIRST: The entities that are parties to these Articles of Merger are Certron Acquisition Corp. and Cybrdi, Inc., and both of such parties to these Articles of Merger agree to merge in the manner hereinafter set forth.

         SECOND: Certron Acquisition Corp. was incorporated on November 10, 2004 in the State of Maryland ("Acquisition Corp."). Cybrdi, Inc. was incorporated on October 16, 2004 in the State of Maryland ("Cybrdi").

         THIRD: Cybrdi is the entity to survive the merger.

         FOURTH: The principal office of Cybrdi in the State of Maryland is located at 20 Firstfield Road, Suite 190A, Gaithersburg, Maryland 20874 in Montgomery County, Maryland. The principal office of Acquisition Corp. in the State of Maryland is 201 North Charles Street, Suite 1330, Baltimore, Maryland 21201 in Baltimore County, Maryland.

         FIFTH: Neither Acquisition Corp. nor Cybrdi owns any interest in land in the State of Maryland.

         SIXTH: The Articles of Incorporation of Cybrdi will not be amended as a result of the merger.

         SEVENTH: The total number of shares of all classes of stock which Acquisition Corp. has authority to issue is 1,000 shares of common stock, without par value. The total number of shares of all classes of stock which Cybrdi has authority to issue is thirty five million (35,000,000) shares of Common Stock, $.10 par value per share, and the aggregate par value thereof is $3,500,000.

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         EIGHTH: Upon the effective date, Acquisition Corp. shall be merged into
Cybrdi; and thereupon Cybrdi shall possess any and all purposes and powers of Acquisition Corp.; and all leases, licenses, property rights, privileges, and powers of whatever nature and description of Acquisition Corp. shall be transferred to, vested in, and devolved upon Cybrdi without further act or deed, subject to all of the debts and obligations of Acquisition Corp..

         NINTH: At the effective time of the merger: (a) each share of Common Stock of Cybrdi issued and outstanding immediately prior to the effective time (other than Common Stock, if any, to be canceled as provided in clause (b) of this sentence) shall, by virtue of the merger and without any action on the part of the holder thereof, be canceled and extinguished and converted into the right to receive 1.566641609 shares of the Common Stock, no par value, of Certron Corporation, a California corporation ("Certron Corporation") and the sole shareholder of Acquisition Corp, (b) any share of the Common Stock of Cybrdi held in the treasury of Cybrdi at the effective time shall be canceled and retired, and no shares or other securities of Certron Corporation or Acquisition Corp. shall be issuable with respect thereto, and (c) each issued and outstanding share of common stock, without par value, of Acquisition Corp. shall be converted into and become one (1) validly issued, fully paid and non-assessable share of the Common Stock of Cybrdi.

         TENTH: The terms and conditions of the transaction described in these Articles of Merger were duly advised, authorized, and approved by Acquisition Corp. in the manner and by the vote required by the law of the State of Maryland and its Articles of Incorporation, as follows:

                  a. The Board of Directors of Acquisition Corp., by written consent signed by the sole member thereof and filed with the minutes of proceedings of the Board, adopted a resolution declaring that the proposed merger transaction was advisable and directing that the proposed merger transaction be submitted for consideration by its sole shareholder.

                  b. A consent in writing approving the proposed merger transaction was signed by the sole shareholder of Acquisition Corp., and such consent is filed with the records of shareholder meetings of Acquisition Corp.

         ELEVENTH: The terms and conditions of the transaction described in these Articles of Merger were duly advised, authorized, and approved by Cybrdi in the manner and by the votes required by the laws of the State of Maryland and the Articles of Incorporation of Cybrdi, as follows:

         a. The Board of Directors of Cybrdi unanimously adopted a resolution declaring that the proposed merger transaction was advisable and directed that the proposed merger transaction be submitted to the Cybrdi shareholders for their approval.

         b. The holders of all of the issued and outstanding shares of common stock of Cybrdi approved the proposed merger.

         TWELFTH: These Articles of Merger shall become effective as of 5:00 p.m. on the date of filing hereof in accordance with Maryland Law (the "effective date").

         THIRTEENTH: The undersigned Vice President of Acquisition Corp. acknowledges these Articles of Merger to be the corporate act of Acquisition Corp., and further, as to all matters or facts to be verified under oath, acknowledges that, to the best of his knowledge, information, and belief, these matters and facts relating to Acquisition Corp. are true in all material respects and that this statement is made under the penalties of perjury. The undersigned President of Cybrdi acknowledges these Articles of Merger to be the corporate act of Cybrdi, and further, as to all matters or facts to be verified under oath, acknowledges that, to the best of his knowledge, information, and belief, these matters and facts relating to Cybrdi are true in all material respects and that this statement is made under the penalties of perjury.

         FOURTEENTH: The executed Agreement and Plan of Merger is on file at the office of Cybrdi, located at 20 Firstfield Road, Suite 190A, Gaithersburg, Maryland 20874, and a copy of it will be furnished, on request and without cost, to any stockholder of any constituent corporation.

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         IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto this 2nd day of February, 2005.

Attest:                                        CYBRDI, INC.
/S/ XUE BU                                     /S/YANBIAO BAI
_____________________________               By:______________________
Xue Bu, Secretary                              Yanbiao Bai, President


Attest:                                        CERTRON ACQUISITION CORP.
/S/SUSAN E. KASS                               /S/MICHAEL A. KASS
_______________________________             By:_______________________________
Susan E. Kass, Secretary                       Michael A. Kass, Vice President


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